Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-109349, 333-69806, 333-58143, 333-38827, 333-42124, 333-01215, and 333-04293) and Form S-4 (333-104965) of our report dated March 4, 2005, except for Note 19, as to which the date is August 5, 2005 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Catellus Development Corporation, which appears in this Current Report on Form 8-K.

PricewaterhouseCoopers LLP

San Francisco, California

August 8, 2005